UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2023

IMPEL PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40353	26-3058238
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 ELLIOTT AVE. W, SUITE 260, Seattle, Washington	98119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 206 568-1466

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13I(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	IMPL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On April 10, 2023, H. Stewart Parker advised the Board of Directors (the “Board”) of Impel Pharmaceuticals Inc. (the “Company”) that she would resign as a Class I director of the Board, effective on April 10, 2023. Ms. Parker’s resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

(d)

On April 12, 2023, the Board appointed Darren Cline as a Class I director and as a member of the Nominating and Corporate Governance Committee, effective immediately.

From March 2022 to March 2023, Mr. Cline served as Chief Executive Officer and President of Epygenix Therapeutics. From April 2019 to May 2021, Mr. Cline served as the U.S. Chief Commercial Officer and member of the Executive Committee for Greenwich Bioscience, the U.S. subsidiary of GW Pharmaceuticals prior to its acquisition by Jazz Pharmaceuticals for $7.2 Billion. From October 2010 to March 2019, Mr. Cline served in various roles at Seagen Inc. (formerly Seattle Genetics, Inc.), including as its Executive Vice President, Commercial, Senior Vice-President, Commercial, and Vice President, Managed Markets, where he oversaw all marketing, sales, and managed markets. He was directly involved in the commercial build out for the launch of Adcetris, an antibody-drug conjugate (ADC) the U.S. Food and Drug Administration approved for treatment of certain hematologic cancers and played an integral role driving Adcetris’s continued growth. Mr. Cline also held numerous commercial leadership roles at Alexion. Intermune and Amgen. Mr. Cline is also currently a non-executive director of Pyxis Oncology, Inc., a preclinical oncology company focused on developing next-generation therapeutics to target difficult-to-treat cancers. Mr. Cline is also currently a non-executive director for Pliant Therapeutics, a clinical stage company focused on discovering, developing and commercializing breakthrough treatments for fibrotic diseases. From 2018 to 2020, Mr. Cline served as a non-executive director of Stemline Therapeutics, Inc., a commercial-stage biopharmaceutical company focused on the development and commercialization of novel oncology therapeutics prior to the acquisition by the Menarini Group. Mr. Cline holds a B.S. from San Diego State University and an M.B.A. from Pepperdine University. We believe that Mr. Cline is qualified to serve on our Board because he is an accomplished biopharmaceutical executive with over 30 years of commercial experience, including hematology and oncology, orphan and ultra-orphan arenas

In connection with Mr. Cline’s election as a non-employee director of the Board, he will receive a pro rata portion of the $45,000 annual retainer for service as a director for the remaining portion of the year and a pro rata portion of the $10,000 annual retainer for service as a member of the Nominating and Corporate Governance Committee for the remaining portion of the year, each in accordance with the Company’s existing compensation policy for non-employee directors. In addition, the Board granted to Mr. Cline, effective April 12, 2023, a stock option to purchase 20,013 shares of common stock at an exercise price equal to the closing sale price of the common stock on April 12, 2023, as reported by the Nasdaq Global Market, which will vest over three years, with 1/3rd of the total option grant vesting on the first anniversary of the date of grant and the remainder of the option grant vesting in equal proportions on each monthly anniversary of the first anniversary of the date of grant for the remaining two years, subject to his continued service to the Company.

The Company has entered into its standard form of indemnification agreement with Mr. Cline. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 19, 2021 and incorporated by reference herein.

There are no arrangements or understandings between Mr. Cline and any other persons pursuant to which Mr. Cline was selected as a member of the Board. There are also no family relationships between Mr. Cline and any director or executive officer of the Company, nor does Mr. Cline have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPEL PHARMACEUTICALS INC.

Date: April 12, 2023	By:	/s/ Adrian Adams
Adrian Adams
President and Chief Executive Officer